UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 18, 2005
                         EXCEL TECHNOLOGY, INC.
          .................................................
          (Exact name of Registrant as specified in Charter)

          Delaware                    0-19306            11-2780242
(State or other jurisdiction       (Commission         (I.R.S. Employer
      of Incorporation)            File Number)      Identification No.)


                 41 Research Way, E. Setauket, NY 11733
          ..................................................
          (Address of principal executive Offices) (zip code)

Registrant's Telephone Number, including area code:  (631)-784-6175
                                                      ..............

                             Not applicable
      ............................................................
     (Former name or former address, if changed since last report)


ITEM 2.02   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On October 18, 2005 the Registrant announced results for its third quarter ended September 30, 2005. A copy of the press release is attached as an exhibit.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

     (d)   Exhibits

     99.1  Press Release, dated October 18, 2005.








                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           EXCEL TECHNOLOGY, INC.
Date: October 18, 2005
                                           By: /s/ Alice Varisano
                                               ......................
                                               Alice Varisano,
                                               Chief Financial Officer



                                            EXHIBIT 99.1 TO FORM 8-K

FOR IMMEDIATE RELEASE                       Contact:  J. Donald Hill,
                                                      Chairman
                                                             or
                                                      Investor Relations
                                                      631-784-6175


         EXCEL TECHNOLOGY ANNOUNCES RECORD REVENUES AND PROFITS
                     FOR THE THIRD QUARTER OF 2005

     Posts record revenues of $37.8 million for the quarter

     Records net income of $4.4 million, or 36 cents per diluted share, including a special charge related to an expired lease*

     Net income without the special charge was $4.8 million, or 40 cents per diluted share

EAST SETAUKET, N.Y., October 18, 2005 - Excel Technology, Inc. (NASDAQ:
XLTC) today announced the results for the quarter ended September 30, 2005. Revenues for the period were $37.8 million, an increase of 8.4%, from $34.9 million for the same period in 2004. Net income was $4.4 million for the third quarter of this year as compared to $4.1 million in the same period last year. For the nine months ended September 30, 2005 net income was $10.9 million compared to $12.2 million for the same period in 2004. Net income per share on a diluted basis of 36 cents for the quarter ended September 30, 2005 was 6% higher than the 34 cents per share on a diluted basis reported for the same period in 2004. For the nine months ended September 30, 2005 net income per share on a diluted basis was 89 cents in 2005 compared to 99 cents for the same period in 2004.

* The 2005 third quarter's net income included special charges of $493 thousand after taxes, or about 4 cents per diluted share, related to a dispute regarding the interpretation of a subsidiary lease that was entered into prior to the acquisition of the subsidiary by the Company. Excluding this charge, net income would have been $4.8 million for the quarter, an increase of $699 thousand or 16.8% compared to the same quarter last year. Without this special charge, the Company would have earned 40 cents per diluted share for the quarter ended September 30, 2005, which would have resulted in an 18% increase for the quarters in comparison.

J. Donald Hill, Chairman, stated, "We are pleased to report record revenues and operating earnings for this past quarter. Profits were in record territory even after the special charge related to the lease dispute. Overall, operating results were gratifying, bookings were good and progress was achieved in most of our product lines. We continue to believe our game plan is sound and that our prospects remain bright."

Antoine Dominic, Chief Executive Officer, added, "Achieving record revenues and profits for the quarter was quite satisfying. Our efforts in developing our markets coupled with new product introductions are beginning to show positive results, which is reflected in our year-to-date bookings which have increased 15% over the same period in 2004. However, we have still not reached the return that we expect to achieve with our current levels of investments in product and market development. All of our product lines performed well with the exception of our turn-key systems. However, the turn-key systems are showing good progress and we plan to achieve improved operating results in the near term. It was unfortunate that we incurred a special charge associated with a subsidiary lease entered into prior to Excel's acquisition of that subsidiary that resulted in a cost of 4 cents, net of taxes, per share. Having achieved a new benchmark in EPS, our objective now is to improve upon it. We remain optimistic about our future opportunities."

Alice Hughes Varisano, Chief Financial Officer, concluded, "The Company had an excellent quarter. Sales and net income increased by 13.7% and 9.1% respectively in comparison to the second quarter of 2005. Excluding the special charge for the lease dispute, net income growth would have been 22%, as compared to the prior quarter. The Company continues to place strong emphasis on research and development, for which investments have accounted for 10% of sales during the quarter and 10.7% of sales for the year. Cash flow for the nine months ended September 30, 2005 was positive even considering the required investment in inventory necessary in order to achieve higher revenues, which also resulted in increased accounts receivable. We remain debt free and our cash and investments are $45.5 million, or approximately $4 per outstanding share. We continue to pursue investment strategies that will further expand our opportunities."

This news release contains forward-looking statements, which are based on current expectations. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors including future economic, competitive, regulatory, and market conditions, future business decisions, market acceptance of the Company's products, and those factors discussed in the Company's Form 10-K for the year ended December 31, 2004. In light of the significant uncertainties inherent in such forward-looking statements, they should not be regarded as a representation that the Company's objectives and plans will be achieved, and they should not be relied upon by investors when making an investment decision. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Excel and its wholly owned subsidiaries manufacture and market photonics-based solutions, consisting of laser systems and electro-optical components, primarily for industrial/commercial and scientific applications.
                           FINANCIAL SUMMARY
                 (in thousands, except per share data)

                                    FOR THE QUARTER   FOR THE NINE MONTHS
                                   ENDED SEPTEMBER 30  ENDED SEPTEMBER 30
                                       (unaudited)         (unaudited)
                                      2005     2004      2005      2004
                                   ........  ........  ........  ........

Net Sales & Services               $ 37,842  $ 34,902  $101,352  $105,355
Cost of Sales and Services         $ 19,803  $ 18,754  $ 53,068  $ 56,058
                                   ........  ........  ........  ........
Gross Profit                       $ 18,039  $ 16,148  $ 48,284  $ 49,297
Operating Expenses:
  Selling & Marketing              $  5,027  $  4,521  $ 14,094  $ 14,119
  General & Administrative         $  3,536  $  2,631  $  9,496  $  8,361
  Research and Development         $  3,757  $  3,291  $ 10,848  $ 10,057
                                   ........  ........  ........  ........

Operating Income                   $  5,719  $  5,705  $ 13,846  $ 16,760
Other Income                       $    245  $    221  $    863  $    726
                                   ........  ........  ........  ........

Pre-Tax Income                     $  5,964  $  5,926  $ 14,709  $ 17,486
Provision for Income Taxes         $  1,610  $  1,778  $  3,853  $  5,240
                                   ........  ........  ........  ........

Net Income                         $  4,354* $  4,148  $ 10,856  $ 12,246
                                   ........  ........  ........  ........
                                   ........  ........  ........  ........

Net Income Per
  Common Share - Diluted           $   0.36* $   0.34  $   0.89  $   0.99
Weighted Average Common
  Shares Outstanding - Diluted       12,259    12,255    12,243    12,392

* Net income of $4,354, excluding the lease dispute charges, net of tax effect, of approximately $493 thousand (or 4 cents per diluted share) would have been $4,847 (unaudited). The diluted EPS for the quarter without these charges would have been 40 cents per diluted share
(unaudited).

                 BALANCE SHEET & SELECTED FINANCIAL DATA

                                    SEPTEMBER 30, 2005  DECEMBER 31, 2004
                                        (unaudited)
Cash                                      $     8,467        $    11,329
Investments                               $    37,000        $    30,425
Accounts Receivable, net                  $    24,542        $    19,782
Inventory                                 $    32,028        $    28,839
Other Current Assets                      $     3,112        $     3,301
                                          ...........        ...........
Total Current Assets                      $   105,149        $    93,676
Property, Plant & Equipment, net          $    25,418        $    26,492
Other Non-Current Assets & Goodwill       $    31,708        $    32,310
                                          ...........        ...........
Total Assets                              $   162,275        $   152,478
                                          ...........        ...........
                                          ...........        ...........

Accounts Payable                          $     5,452        $     5,265
Accrued Expenses and
  Other Current Liabilities               $     9,362        $     8,405
                                          ...........        ...........

Total Current Liabilities                 $    14,814        $    13,670
Other Non-Current Liabilities             $     2,807        $     2,807
Minority Interest in Net Income
  of Subsidiary                           $        34        $         0
Stockholders' Equity                      $   144,620        $   136,001
                                          ...........        ...........

Total Liabilities & Stockholders' Equity  $   162,275        $   152,478
                                          ...........        ...........
                                          ...........        ...........

Working Capital                           $    90,335        $    80,006
Current Ratio                                    7.10               6.85